EXHIBIT 99.1
                                                                    ------------


L-1 IDENTITY SOLUTIONS REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS; ORGANIC GROWTH OF 32 PERCENT

THIRD QUARTER REVENUES INCREASED BY 190 PERCENT AND ADJUSTED EBITDA INCREASED 20 FOLD OVER SAME PERIOD IN PRIOR YEAR


STAMFORD, Conn., Oct 31, 2007 (BUSINESS WIRE) -- L-1 Identity Solutions, Inc., (NYSE:ID), a leading supplier of identity solutions and services, today announced financial results for the Company's third quarter ended September 30, 2007.

Revenue for the third quarter of 2007 was $115.5 million compared to $39.8 million in the third quarter of 2006, an increase of $75.7 million or 190 percent. The Company had impressive organic growth of 32 percent for the quarter. The growth was attributable to the strong demand for multi-modal products and solutions, passports and credentialing, and strength in the Company's intelligence services.

Gross margin in the third quarter of 2007, was approximately 33 percent compared to approximately 24 percent for the third quarter of 2006. The margin increase is primarily due to sales of higher margin multi-modal products and solutions, including HIIDE(TM) (Handheld Interagency Identity Detection Equipment) devices and licensing. On a pro forma basis, gross margin for the third quarter of 2007 was approximately 33 percent which compared favorably to 23 percent in the same period in 2006.

Third quarter operating expenses as a percentage of revenue declined to 27 percent compared to 40 percent in the third quarter of 2006 after excluding the impact of $22.8 million of asset impairments and merger-related charges recorded in 2006. On a pro forma basis, operating expenses as a percentage of revenues declined to 27 percent in the third quarter of 2007 compared to 35 percent of revenues in the third quarter of 2006. As a result of the Company's strong organic growth, improved profit margins and increased operating leverage, Adjusted EBITDA for the third quarter grew to $19.1 million from a negative $1.0 million in the same period in the prior year, an increase of $20.1 million. On a pro forma basis, Adjusted EBITDA was $20.0 million as compared to $7.1 million in the same period in 2006.

The Company's net income in the third quarter amounted to $1.5 million, or $0.02 per diluted share, compared to a net loss of $29.3 million, or $0.66 per diluted share, in the third quarter of 2006, which included asset impairments and merger-related charges of $22.8 million. Weighted average diluted shares outstanding increased to 71.3 million from 44.4 million in the prior year primarily as a result of the issuance of shares in connection with acquisitions of Identix Incorporated and McClendon Corporation, offset by 3.5 million shares repurchased in connection with the Company's convertible debt offering in the second quarter of 2007.

"L-1 experienced strong growth across all of our operating units in the third quarter," said Robert V. LaPenta, Chairman, President and CEO of L-1 Identity Solutions. "Our strategy of providing complete end-to-end multi-modal solutions combined with our highly-valued intelligence services are gaining increased acceptance across our customer base as evidenced by the number of new contract awards in the quarter and the robust pipeline of opportunities in both the U.S. and international markets. We also are beginning to realize the leverage we have in our business model, as our operating expenses decreased as a percentage of revenue. This will enable us to increase profitability while we continue to invest in the business to develop new products, recruit the best talent and build brand awareness. Overall, I am very pleased with the quarter and our momentum for the future."




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



Year to Date Results

Revenue for the first nine months of 2007 was $275.6 million compared with $88.1 million for the same period in the prior year, representing an increase of $187.5 million or 213 percent. The Company's organic growth was 24 percent for the first nine months of 2007 driven by the demand for multi-modal solutions and intelligence services.

Gross margin for the first nine months of 2007 was 30 percent, an increase from 26 percent in the same period in 2006. On a pro forma basis, gross margin for the first nine months of 2007 was 31 percent compared to 22 percent in the same period in 2006.

Operating expenses as a percentage of revenue decreased to 29 percent in the first nine months of 2007 from 38 percent in the first nine months of 2006, after excluding the impact of asset impairments and merger-related charges of $22.8 million in 2006. On a pro forma basis, operating expenses as a percentage of revenue declined to 28 percent in the first nine months of 2007 from 34 percent in the first nine months of 2006. As a result, Adjusted EBITDA for the first nine months of 2007 was $38.9 million compared to $5.4 million for the same period in 2006. On a pro forma basis, Adjusted EBITDA for the first nine months of 2007 was $47.3 million compared to $17.6 million for the first nine months of 2006, driven by the Company's organic sales growth and cost efficiencies realized during the third quarter of 2006.

For the first nine months ended September 30, 2007, the Company reported a net loss of $8.6 million, or $0.12 per diluted share compared to a net loss of $33.0 million, or $0.97 per diluted share for the same period in 2006, which includes asset impairments and merger related charges of $22.8 million. Basic and diluted weighted average shares outstanding increased to 71.2 million from 34.2 million in the prior year primarily as a result of the issuance of shares in connection with acquisitions of Identix and McClendon offset by the impact of shares repurchased in connection with the Company's convertible debt offering in the second quarter of 2007.

Backlog at September 30, 2007 increased to in excess of $650 million from $530 million as of June 2007, reflecting the addition of acquired businesses and robust bookings during the quarter. As a result of recent awards, our backlog is expected to increase by the end of the year.


Third Quarter Highlights and Recent Awards

Biometric Solutions

-- SecuriMetrics, Inc., a wholly owned subsidiary of L-1, received orders totaling more than $17.0 million during and subsequent to the third quarter consisting of:

      -- PIER portable iris recognition and enrollment device orders from the U.S. Military for $3.4 million, of which $2.5 million has been previously announced.

      -- Two additional contracts from the U.S. government to fund modifications to the HIIDE biometric recognition device and develop advanced database software with an aggregate value of more than $3.3 million.

      -- Orders in excess of $1.0 million from the U.S. Marine Corps for new software and from the Australian Department of Defense for L- 1 hardware and software.

      -- Additional HIIDE devices from the Department of Defense (DoD) totaling $9.4 million, as previously announced.

-- L-1 shipped more than 1,300 TP 4100 Live Scan devices to customers in Europe, the Middle East and Latin America for national government programs. In addition, L-1 received $3.6 million in awards from the Department of Homeland Security for Live Scan devices.

-- L-1 booked $1.9 million in revenue from the Department of Defense Military Enrollment Process Command (MEPCOM) for fingerprint capture, search and face capture solutions.



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



-- As recently announced, L-1 teamed with Ultra-Scan Corporation to jointly pursue the development of a revolutionary new Live Scan device.


Secure Credentialing Solutions

-- L-1's secure credentialing solutions division received an identity source document authentication / imaging and storage contract from the New York Department of Motor Vehicles for $1.9 million. Additional new orders in the quarter for document authentication and credentialing solutions totaled $1.3 million from South Carolina, Slovakia and Finland.

-- Previously announced Drivers License contract awards in excess of $30.0 million were obtained from Montana, Illinois and North Carolina.

-- The AutoTest business unit provides a suite of Web-based applications that assist driver service agencies in scheduling and performing driving skill tests. In the third quarter, the business unit received contract awards in excess of $2.7 million across five states and a Canadian province.

-- After the close of the quarter, L-1 was notified that it was selected to provide AutoTest Solutions for the California Department of Motor Vehicles
      - a potential opportunity of up to $5.0 million.


Intelligence Services

-- Our intelligence divisions have been awarded and are pursuing several important programs with significant potential.

-- The acquisitions of Advanced Concepts, Inc. (ACI) and McClendon Corporation both closed in the quarter, as previously announced. L-1 is already seeing encouraging opportunities to leverage the expertise of the companies across their respective customer bases.


Fingerprinting and Enrollment Services

-- L-1 received a seven-year contract estimated at $30.0 million from the State of South Carolina Law Enforcement Division to provide digital fingerprinting services for civil applicants state-wide through the South Carolina EasyPath network.

-- L-1 also was awarded a contract totaling $3.8 million for fingerprinting and background check services from the Baltimore County Public Schools Department of Human Resources and Office of Investigations and Records Management.

-- L-1 began deployment of its enrollment network in Canada in anticipation of the implementation of electronic fingerprinting beginning in the second quarter of 2008.




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



Forward Looking Financial Expectations

L-1 expects revenue for the fourth quarter ending December 31, 2007 of between $120.0 million and $130.0 million, gross margin of approximately 35 percent with Adjusted EBITDA of $21.0 to $25.0 million and EPS in the range of $0.04 to $0.10. For the full-year ending December 31, 2007, L-1 expects revenue of between $395.0 and $405.0 million (representing approximately 23 percent organic growth on a pro forma basis), gross margin of approximately 35 percent with Adjusted EBITDA of between $60.0 million to $64.0 million, and EPS to be approximately $(0.08) to $(0.02). Unlevered free cash flow for the year ending December 31, 2007 is estimated to be approximately $45.0 million.


Preliminary Financial Expectations for 2008

The Company expects revenue for the full year ending December 31, 2008 of between $540.0 million and $560.0 million, representing organic growth of over 20 percent with Adjusted EBITDA of $80.0 to $85.0 million and unlevered free cash flow of between $65 million and $70 million excluding any further acquisitions.


Conference Call Information

The Company will host a conference call with the investment community to discuss its operating results and outlook beginning at 11:00 a.m. (ET) today. The conference call will be available live over the Internet at the investor relations section of the L-1 website at WWW.L1ID.COM. To listen to the conference call, please dial 888-694-4641 using the passcode 9298258. For callers outside the U.S., please dial 973-582-2734 with the passcode 9298258. A recording of the conference call will be available starting one hour after the completion of the call. To access the replay, please dial 877-519-4471 and use passcode 9298258. To access the replay from outside the U.S., dial 973-341-3080 and use passcode 9298258.


Pro Forma Information

Pro Forma information presented in this press release reflects results described after giving effect to the acquisitions completed after January 1, 2006 as if they had occurred as of January 1, 2006. The Pro Forma results for 2006 exclude asset impairments and merger related charges as well as non- recurring charges directly related to the acquisitions and certain other non-recurring and one time charges, as well as pre-acquisition expenses not expected to be incurred by L-1 after the referenced acquisitions.


Organic Growth

Organic growth described in this press release has been calculated on a pro forma basis giving effect to the acquisitions completed after January 1, 2006 as if they had been consummated on January 1, 2006. We calculated organic growth as the increase in revenue as a percent from period to period as if the acquisitions had occurred on January 1, 2006.


Adjusted EBITDA

L-1 Identity Solutions uses Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by adding back to net income (loss) interest, income taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes Adjusted EBITDA is useful to help investors analyze the operating trends of the business before and after the adoption of SFAS 123(R) and to assess the relative underlying performance of businesses with different capital and tax structures. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing L-1 Identity Solutions financial results with other companies in the industry, many of which also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as amortization, depreciation and stock-based compensation, as well as non-operating charges for interest and income taxes, investors can evaluate the Company's operations and can compare its results on a more consistent basis to the results of other companies in the industry. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, and evaluate performance of its business units and management.

L-1 Identity Solutions considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a useful measure of the Company's historical and prospective operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense and income taxes, all of which impact the Company's profitability, as well as depreciation and amortization related to the use of long term assets which benefit multiple periods. L-1 Identity Solutions believes that these limitations are compensated by providing Adjusted EBITDA only with GAAP net income (loss) and clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities. A reconciliation of GAAP net income (loss) to Adjusted EBITDA is included in the enclosed schedule.




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



Unlevered Free Cash Flow

L-1 defines Unlevered Free Cash Flow as Adjusted EBITDA, plus or minus changes in operating assets and liabilities less capital expenditures, and for 2007 is reconciled to cash flows from operating activities of $50 million by adding cash interest and income tax payments of $10 million and deducting capital expenditures of $15 million. L-1 believes unlevered free cash flow is a useful measure for assessing the company's liquidity, meeting its debt service requirements and making acquisitions. Unlevered free cash flow is not necessarily comparable to similar measures used by other entities and is not a substitute for GAAP measures of liquidity such as cash flows from operating activities.


About L-1 Identity Solutions

L-1 Identity Solutions, Inc. (NYSE: ID), together with its portfolio of companies, offers a comprehensive set of products and solutions for protecting and securing personal identities and assets. Leveraging the industry's most advanced multi-modal biometric platform for finger, face and iris recognition, our solutions provide a circle of trust around all aspects of an identity and the credentials assigned to it -- including proofing, enrollment, issuance and usage. With the trust and confidence in individual identities provided by L-1 Identity Solutions, government entities, law enforcement and border management agencies, and commercial enterprises can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit WWW.L1ID.COM.


ID-L


Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by L-1 Identity Solutions through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views based on management's beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the availability of government funding for the Company's products and solutions, the size and timing of federal contract awards, performance on existing and future contracts, general economic and political conditions and other factors affecting spending by customers, and the unpredictable nature of working with government agencies. Additional risks and uncertainties are described in the Securities and Exchange Commission filings of the L-1 Identity Solutions, including the Company's 10-Q for the quarter ended June 30, 2007. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.

      Reconciliation of Adjusted EBITDA to Net Income (Loss) (in millions)
                                   (Unaudited)

                                           Quarters Ended

                           Historical                         Pro Forma

                  Sept 30, 2007   Sept 30, 2006    Sept 30, 2007   Sept 30, 2006
                   -----------     -----------      -----------     -----------
Net Income
 (Loss)            $       1.5     $     (29.3)     $       1.5     $     (45.6)

Reconciling
 Items:
 Provision for
  Income Taxes             1.5             0.7              1.6             1.9
 Interest, net             3.5            (0.3)             4.0             3.9
 Stock-
  Based
  Compensation             2.7             1.5              2.7             1.5
 Depreciation
  and
  Amortization             9.9             5.9             10.2            10.8
 Asset
  Impairments             --              20.5             --              20.5
Non-recurring
 charges and
 Other                    --              --               --              14.1
                   -----------     -----------      -----------     -----------
Adjusted EBITDA    $      19.1     $      (1.0)     $      20.0     $       7.1
                   ===========     ===========      ===========     ===========


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                                          Nine Months Ended
                           Historical                         Pro Forma

                  Sept 30, 2007   Sept 30, 2006    Sept 30, 2007   Sept 30, 2006
                   -----------     -----------      -----------     -----------
Net Income
 (Loss)            $      (8.6)    $     (33.0)     $      (8.6)    $     (74.0)

Reconciling
 Items:
 Provision for
  Income Taxes             3.8             2.0              4.5             4.7
 Interest, net             7.4            (1.4)            11.9            11.4
 Stock-Based
  Compensation             7.9             2.9              7.9             4.0
 Depreciation
  and
  Amortization            28.4            14.4             30.7            33.2
 Asset
  Impairments             --              20.5             --              20.5
Non-recurring
 charges and
 Other                    --              --                0.9            17.8
                   -----------     -----------      -----------     -----------
Adjusted EBITDA    $      38.9     $       5.4      $      47.3     $      17.6
                   ===========     ===========      ===========     ===========


                        Quarter
Prospective              Ending                  Year Ending
 Periods             Dec. 31, 2007              Dec. 31, 2007
------------       ----------------           -----------------

Net Income
 (Loss)                 $3.0 - $7.0              $(5.5) - $(1.5)
Reconciling
 Items:
 Provision for
  Income Taxes                  1.5                         5.5
 Interest, net                  3.5                        11.0
 Stock-Based
  Compensation                  3.0                        10.0
 Depreciation
  and
  Amortization                 10.0                        39.0
                   ----------------           -----------------
Adjusted EBITDA       $21.0 - $25.0               $60.0 - $64.0
                   ================           =================



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                          L-1 Identity Solutions, Inc.
                 Condensed Consolidated Statements of Operations
                     (in millions, except per share amounts)
                                   (Unaudited)

                                      Three Months Ended     Nine Months Ended
                                     Sept 30,   Sept 30,   Sept 30,   Sept 30,
                                       2007       2006       2007       2006
                                     ---------  ---------  ---------  ---------

Revenues                             $   115.5  $    39.8  $   275.6  $    88.1
                                     =========  =========  =========  =========

Cost of Revenues:
  Cost of Revenues                        71.1       26.7      172.3       57.5
  Amortization of Purchased
  Intangible Assets                        6.8        3.4       19.8        7.3
                                     ---------  ---------  ---------  ---------

Total Cost of Revenues                    77.9       30.8      192.1       64.8
                                     ---------  ---------  ---------  ---------

Gross Profit                              37.6        9.7       83.5       23.3
                                     ---------  ---------  ---------  ---------

Operating Expenses:
  Sales and Marketing                      7.4        3.4       20.4        8.7
  Research and Development                 5.3        3.3       14.4        6.9
  General and Administrative              17.5        9.0       44.3       17.1
  Asset Impairments and Merger
  Related                                 --         22.8       --         22.8
  Amortization of Purchase
   Intangible Assets                       0.7        0.1        1.6        0.3
                                     ---------  ---------  ---------  ---------

Total Operating Expenses                  30.9       38.6       80.7       55.8
                                     ---------  ---------  ---------  ---------

Operating income (loss):                   6.7      (28.9)       2.8      (32.5)
Interest income                            0.1        0.4        0.3        1.6
Interest expense                          (3.6)      (0.1)      (7.7)      (0.1)
Other (expense) income, net               (0.2)    --           (0.2)    --
                                     ---------  ---------  ---------  ---------

Income (loss) before income taxes          3.0      (28.6)      (4.8)     (31.0)
Provision for Income Taxes                (1.5)      (0.7)      (3.8)      (2.0)
                                     ---------  ---------  ---------  ---------

Net Income (Loss)                    $     1.5  $   (29.3) $    (8.6) $   (33.0)
                                     =========  =========  =========  =========

Basic and diluted net income
 (loss) per share                    $    0.02  $   (0.66) $   (0.12) $   (0.97)
                                     =========  =========  =========  =========

Weighted Average Basic and
 Diluted Shares                           71.3       44.5       71.2       34.2
                                     =========  =========  =========  =========



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



                          L-1 Identity Solutions, Inc.
               Condensed Consolidated Balance Sheets (in millions)
                                   (Unaudited)

                                       September 30, 2007      December 31, 2006
                                       ------------------      -----------------
Assets

Current Assets:
    Cash and cash equivalents          $             11.9      $             5.0
    Accounts receivable, net                         97.6                   61.5
    Inventory                                        16.0                   11.0
    Other current assets                              4.8                    4.5
                                       ------------------      -----------------

Total Current Assets                                130.3                   82.0

Property and equipment, net                          21.6                   19.9
Goodwill                                          1,074.4                  951.4
Intangible assets, net                              200.3                  170.1
Other assets, net                                     9.3                    3.8
                                       ------------------      -----------------
Total Assets                           $          1,435.9      $         1,227.2
                                       ==================      =================

Liabilities & Shareholders'
 Equity

Current Liabilities:
    Accounts payable and accrued
    expenses                           $             78.7      $            54.8
    Current portion of deferred
    revenue                                          12.8                   10.3
    Other current liabilities                         3.3                    5.2
                                       ------------------      -----------------
Total current liabilities                            94.8                   70.3

Deferred tax liability                                7.7                    4.4
Deferred revenue, net of current
portion                                               4.2                    3.7
Long-term debt                                      277.0                   80.0
Other long-term liabilities                           1.0                    1.7
                                       ------------------      -----------------
Total liabilities                                   384.7                  160.1

Shareholders' equity                              1,051.2                1,067.1
                                       ------------------      -----------------
Total liabilities and
 shareholders' equity                  $          1,435.9      $         1,227.2
                                       ==================      =================


SOURCE: L-1 Identity Solutions, Inc.

L-1 Identity Solutions
Doni Fordyce, 203-504-1109
DFORDYCE@L1ID.COM

Copyright Business Wire 2007


News Provided by COMTEX



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